SEVERANCE AGREEMENT AND
FULL AND FINAL WAIVER, RELEASE AND DISMISSAL OF ALL CLAIMS

This SEVERANCE AGREEMENT AND FULL AND FINAL WAIVER, RELEASE AND DISMISSAL OF ALL CLAIMS ("Agreement") is made and entered into this 3rd day of February, 2015 by and between Thomas J. Linneman (“Employee”), for himself and for his heirs, assigns and personal representatives, and Cheviot Savings Bank (“Employer”), an Ohio-chartered stock savings and loan association with its principal office located at 3723 Glenmore Avenue, Cheviot, Ohio, its officers, directors, holding company, employees, agents, successors and assigns.

WHEREAS, Employee is employed as President and Chief Executive Officer of Employer pursuant to an Amended and Restated Employment Agreement (“Employment Agreement”) entered into on February 18, 2014;

WHEREAS, Employee also is the Chairman of the Board of Directors of Employer;

WHEREAS, Employee wishes to resign from his employment with Employer and from his position on the Board of Directors of Employer;

WHEREAS, Employee wishes to retire from his employment with Employer and from his position on the Board of Directors; and

WHEREAS, the parties now wish to resolve any and all employment and severance matters at this time.

NOW, THEREFORE, in consideration of the mutual promises, covenants and financial payments described herein, the fairness and adequacy thereof being stipulated by the parties, Employer and Employee agree and covenant as follows:

1.           Resignation.  Employee hereby resigns from his employment with Employer, and from his position on the Board of Directors of Employer, as of February 6, 2015 (“Effective Date of Resignation”).  Further, Employee hereby resigns as of the Effective Date of Resignation from any and all positions Employee may hold with respect to Employer’s holding company, Cheviot Financial Corp., and the Board of Directors of Cheviot Financial Corp.

2.           Termination of Employment Agreement.  The parties agree that Employee’s Employment Agreement will terminate on the Effective Date of Resignation.  Only those provisions of the Employment Agreement specifically mentioned herein as surviving the termination of the Employment Agreement shall so survive.  The parties agree that the termination of the Employment Agreement is without penalty or forfeiture to either party.  The parties further agree that this Agreement, and not the Employment Agreement, shall govern all aspects of Employee’s resignation from Employer, and all related severance matters.  To the extent any provision of this Agreement may conflict with any provision of the Employment Agreement, this Agreement shall be the controlling document.

3.           No Reelection to Board of Directors.  Employee hereby agrees that he will not seek reelection to, and that he will not otherwise serve on, the Board of Directors of either Employer or Cheviot Financial Corp. at any time after the Effective Date of Resignation.

4.           Return of Property.  Employee agrees to return to Employer any and all property belonging to Employer, including but not limited to office keys, documents, electronic information, financial information, and any records of any kind, in any format, on the Effective Date of Resignation.  Employee understands that no payments will be made to him under this Agreement until all such property is returned.

5.           Appeal.   Employee, in further consideration of the benefits hereinafter described, agrees to waive any right to appeal any of Employer’s decisions relating to his employment or his Employment Agreement through any employee appeal procedures.  Employee specifically agrees to waive any rights under the Employment Agreement to dispute and/or arbitrate any decisions by Employer relating to his employment or to his Employment Agreement.

6.           Consideration.  In further consideration of Employee’s resignation and full and final waiver, release and dismissal of all claims, and his other agreements and promises herein, Employer promises and agrees to provide the following severance consideration:

i)  Payment, in lieu of notice, of Employee’s annual gross salary of $280,488 for two (2) years, for a total gross payment of $560,976; and payment, in lieu of notice, of the normal gross wages Employee would have earned from the Effective Date of Resignation up to and through the anniversary date of the Employment Agreement, which is February 18, 2015, for a total gross payment of $8,630.40.  Both of the foregoing payments will be less deductions for withholding required by law and less other deductions authorized by Employee.  Both of the foregoing payments will be made to Employee in a lump sum cash payment on the thirtieth (30th) day following the Effective Date of Resignation.

ii)  Payment, in lieu of notice, in an amount equal to two (2) times the amount of $31,940, which amount is equal to the highest bonus Employer previously paid Employee in the prior three (3) years, for a total gross payment of $63,880, less deductions for withholding required by law and less other deductions authorized by Employee.  Said payment will be made to Employee in a lump sum cash payment on the thirtieth (30th) day following the Effective Date of Resignation.

iii)  Payment, in lieu of notice, in the gross amount of $15,949.24 , which amount is reasonably estimated to be equal to the present value of the contributions that would have been made on Employee’s behalf under Employer’s ESOP plan if Employee had continued working for a period of two (2) years following the Effective Date of Resignation.  Said payment will be less deductions for withholding required by law and less other deductions authorized by Employee.  Said payment will be made to Employee in a lump sum cash payment within thirty (30) days of the Effective Date of Resignation.

iv)  Payment, in lieu of notice, in the gross amount of $35,924.74, which amount is reasonably estimated to be equal to the present value of the contributions that would have been made on Employee’s behalf under Employer’s 401(k) plan if Employee had continued working for a period of two (2) years following the Effective Date of Resignation.  Said payment will be less deductions for withholding required by law and less other deductions authorized by Employee.  Said payment will be made to Employee in a lump sum cash payment within thirty (30) days of the Effective Date of Resignation.

v)  For a period of eighteen (18) months, commencing on March 1, 2015 and ending on August 31, 2016, Employer shall pay Employee’s COBRA premiums on behalf of Employee for Employee’s medical and dental coverage. Such medical and dental coverage shall be substantially comparable, as reasonably available, to the coverage maintained by Employer for Employee prior to the Effective Date of Resignation, except to the extent such coverage may be changed in its application to all employees of Employer.

vi)  Payment, in lieu of notice, in the gross amount of $37,780.83, which amount is equal to the value of the nontaxable medical coverage and dental coverage which Employer would have provided to Employee for 27 months, at a gross cost to Employer of $1,399.29 per month, which amount of months is the same amount of months in between the expiration of Employee’s eligibility for COBRA and the age at which Employee becomes eligible for Medicare. Said payment will be less deductions for withholding required by law and less other deductions authorized by Employee.  Said payment will be made to Employee in a lump sum cash payment within thirty (30) days of the Effective Date of Resignation.  Further, Employer will pay to Employee, at the same time and in the same manner as the foregoing payment, the gross amount of $30,415.61, which amount is equal to the amount Employee will be taxed on the payment described above in this subsection (vi).

vii)  Payment, in lieu of notice, in the gross amount of $2,829.60, which amount is equal to the annual life insurance premiums which Employer would have paid on behalf of Employee if Employee had continued working for a period of two (2) years following the Effective Date of Resignation.  Further, Employer will pay to Employee, at the same time and in the same manner as the foregoing payment, the gross amount of $2,277.98, which amount is equal to the amount Employee will be taxed on the payment described above in this subsection (vii).

viii)  Payment, in lieu of notice, in the gross amount of $6,666, which amount is equal to the fees Employee would have received for his service on the Board of Directors of Employer up to and through April 23, 2015.  Said payment will be made to Employee in a lump sum cash payment on the thirtieth (30th) day following the Effective Date of Resignation.  Consistent with applicable law, no deductions will be withheld from said payment, and Employee will be issued a Form 1099 for said payment.

ix)  With respect to Employee’s rights under the Amended and Restated Directors Deferred Compensation Plan, as well as any stock agreement under which Employee holds stock options or has other stock rights, Employer agrees to honor the terms of those agreements and any associated plan documents as they are written, and those agreements and any associated plan documents shall not be prejudiced or otherwise affected by this Agreement.

7.           Satisfaction of Claims. Employee acknowledges and agrees that such amounts agreed to be paid to him and benefits agreed to be furnished to him herein fully and completely satisfy all claims for monies or benefits owed to him by Employer.  Employee further acknowledges that the consideration provided in this agreement by Employer for release of all claims, including release of Age Discrimination and Employment Act (“ADEA”) claims, is above and beyond that to which he is already entitled.  Employee further acknowledges that he shall not be entitled to accrue any further benefits (except as expressly provided in this Agreement) after the Effective Date of Resignation.

8.           Release from Employee to Employer.  As a material inducement to Employer to enter into this Agreement,  Employee for himself and for his personal representatives, heirs and assigns fully, completely, irrevocably and unconditionally hereby releases, acquits and forever discharges and covenants not to sue Employer, Cheviot Financial Corp., and any affiliate of Employer or Cheviot Financial Corp., and their officers, directors, employees, successors and assigns, from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances arising out of or relating to Employee’s employment with Employer, including but not limited to claims for breach of contract, claims arising under or related to the Employment Agreement, claims for age discrimination under federal and state law, any other claims for discrimination, and any other common law or statutory claims arising out of or relating to Employee’s employment with Employer and/or his position(s) on the Board of Directors of Employer and Cheviot Financial Corp.  The foregoing release shall include any and all such claims which Employee could have asserted up to and through the date on which this Agreement is executed by Employee, or the Effective Date of Resignation, whichever date occurs later.  However, the foregoing release shall not include claims for benefits under tax-qualified plans or other benefit plans in which Employee is vested, or claims with respect to Employer’s obligations set forth in this Agreement.  Employee agrees that he cannot waive his right to file a charge with the Equal Employment Opportunity Commission or Department of Labor, but should such a charge be filed, he waives his right to receive any monetary relief from such charge(s).  Employee also waives any right to payment of attorney's fees which might have been incurred by him in connection with this Agreement or any claims released herein.

9.            Age Discrimination in Employment Act Release; Employee’s Rights Under the Older Workers Benefit Protection Act.   Employee specifically agrees to release all claims under the Age Discrimination in Employment Act.  In compliance with the rights afforded him under the Older Workers Benefit Protection Act, he is: (i) offered twenty-one (21) calendar days in which to review the terms and effects of this Agreement in its entirety with an attorney of his choice; (ii) advised to consult with an attorney; and (iii) afforded for a period of seven (7) calendar days following the execution of this Agreement the right to revoke this Agreement by notifying Employer in writing of such revocation. If he exercises his revocation rights, Employer has the right to revoke the remainder of this Agreement.

10.           Release from Employer to Employee.  Employer for itself and Cheviot Financial Corp., and any affiliate of Employer or Cheviot Financial Corp. and their officers, directors, employees, successors and assigns fully, completely, irrevocably and unconditionally hereby releases, acquits and forever discharges and covenants not to sue Employee, his personal representatives, heirs and assigns, from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances arising out of or relating to Employee’s employment with Employer, including but not limited to claims for breach of contract, claims arising under or related to the Employment Agreement, and any other common law or statutory claims arising out of or relating to Employee’s employment with Employer and/or his position(s) on the Board of Directors of Employer and Cheviot Financial Corp.  The foregoing release shall include any and all such claims which Employer could have asserted up to and through the date on which this Agreement is executed by Employee, or the Effective Date of Resignation, whichever date occurs later.

11.           Non-Disparagement.  Both parties acknowledge the importance of the other party's excellent reputation in the community. Therefore, as a material inducement for both parties to enter into this Agreement, both parties agree that they shall not make any disparaging or negative statements, oral or written, to anyone concerning or in any way relating to the other hereafter from the date of this Agreement.

12.           Confidentiality. Both parties agree that following the execution of this Agreement, they will not disclose or cause or allow to be disclosed the existence of this Agreement or any of its terms, conditions, amounts or other details except to the Bank’s Board of Directors, or to legal counsel, or as is necessary to limit tax liability, or as otherwise required by law, including disclosure to the SEC, or any other appropriate regulatory agency, on an SEC Form 8-K.  Both parties acknowledge that these promises of confidentiality are material to this Agreement and the parties' obligations hereunder.

13.           Non-Disclosure.  Employee also agrees to maintain the secrecy of all confidential, proprietary, financial and other sensitive information of Employer.  Employee agrees that he will not, directly or indirectly, personally use or divulge, disclose or communicate to any person, corporation or other entity, in any manner whatsoever, any information concerning any matters affecting or relating to Employer, including but not limited to Employer’s financial information, corporate information, trade secrets, methods, techniques, processes, procedures, formulas, properties, data, inventions, marketing plans and strategies.  Employee’s obligations under this section 13 shall be in addition to those non-disclosure and confidentiality obligations referenced in section 17 below.

14.           Liquidated Damages.   Employee agrees that filing a lawsuit or wage claim covered by this Agreement and/or violations of paragraphs 8, 9, 11, 12 or 13 of this Agreement shall constitute material breaches of this Agreement and shall subject Employee to liability for payment of liquidated damages to Employer.  Said liquidated damages shall be $100,000, and reasonable attorney’s fees incurred by the Employer in connection with the recovery and collection of the liquidated damages, and all other relief provided by law or equity.

15.           Offer of Compromise.  The parties agree that this Agreement is made in the interest of anticipating and fully and forever compromising, settling and resolving all unsettled issues, matters, disputes and potential claims between the parties hereto.  Nothing contained in this Agreement shall constitute any acknowledgment or admission of liability by Employer. The parties agree that this Agreement is tendered with the intent to compromise and settle claims or potential claims between the parties.  Because the Agreement is an offer of settlement, the terms are privileged and confidential pursuant to the applicable Ohio and Federal Rules of Evidence.  The parties agree and acknowledge that this Agreement shall not be used for any purpose other than settling the claims contained herein.

16.           Cooperation/Compliance.   Employee agrees to fully cooperate with Employer in performing his work duties in a diligent and satisfactory manner, and complying with Employer’s rules and policies, up to and through the Effective Date of Resignation.  In the event Employee fails to cooperate in such a manner, Employer may require Employee to leave the employ of Employer immediately, and the date on which Employee is required to leave the employ of employer shall become the effective date of resignation for purposes of this Agreement, and as that term is defined in section 1 above.  Employee acknowledges and agrees that he has fulfilled his responsibilities under Employer’s financial policies, business compliance policies, and business ethics policies to the best of his knowledge and belief.  He agrees that he will not pursue any legal action nor will he be a party to any legal action against Employer.  After the date of this Agreement, he agrees that he will not provide to any person, party or entity any factual information, documents or opinions about such factual information relating to Employer’s financial information, regulatory compliance or corporate compliance; provided however, that in the event any state or federal government authority or regulatory agency investigates Employer or any of its employees, he agrees to be forthcoming with any information he may have.  Employer agrees to provide Employee with access to any documentation utilized or prepared by Employee while employed at Employer in the event he is requested to respond to any audit, investigation, regulatory, legal or judicial proceeding of any nature whatsoever, upon written notification to Employer.  Further, Employee agrees to assist and cooperate with Employer and its insurance carriers with regard to any claims or lawsuits relating to any action occurring while he was employed by Employer.

17.           Survival of Post-Termination Obligations.  The parties agree that the Post-Termination Obligations contained in section 11 of the Employment Agreement shall survive the termination of the Employment Agreement and shall remain fully enforceable as provided for therein.  Employee specifically acknowledges and agrees that he will remain subject to and be bound by the covenants contained in section 11 of the Employment Agreement, including but not limited to those covenants pertaining to non-solicitation, non-competition, and Confidential Information.  The terms of section 11 of the Employment Agreement are hereby incorporated herein by reference.

18.           Public Statement.  The parties agree that the public statement attached hereto will be released by Employer to the press and to the general public on February 3, 2015.  The parties agree that the release of said public statement does not violate the terms of any confidentiality provision, or any other provision, contained in this Agreement.  The public statement attached hereto is incorporated herein by reference.

19.           Arbitration.  Upon demand of either party, any controversy between the parties or claim by one party against the other arising out of or relating to this Agreement, or a breach hereof, shall be settled by a mutually agreed upon arbitrator(s), and such arbitration shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The parties shall be bound by the decision of the arbitrator(s).  The arbitrator(s) shall be bound by applicable agreements and Ohio statutes, regulations and rules of procedure and the arbitrator(s) should permit reasonable discovery, issue subpoenas, decide arbitrability issues, preserve order and privacy in the hearings, rule on evidentiary matters, determine the close of the hearing and the procedures for post-hearing submissions, and issue an award resolving the submitted dispute.  The arbitrator(s) shall also have authority to rule on motions to dismiss and motions for summary judgment, pursuant to the standards set forth in the Federal Rules of Civil Procedure and/or applicable Ohio state law.  The arbitrator(s) shall be able to apply substantive law as well as the law that allocates burdens of proof.  The arbitration shall be held in Cincinnati, Ohio, and any final decision of the arbitrator(s) shall be enforceable by the courts of Hamilton County, Ohio.  The prevailing party shall be reimbursed for its costs by the losing party.

20.           Attorney Fees.  Employee shall be liable for all damages, costs and attorney’s fees incurred by Employer in enforcing the terms of this Agreement if a court of competent jurisdiction or arbitration tribunal finds that Employee has breached any term or provision of this Agreement.

21.           Severability.  The parties agree that the provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the other parts shall remain fully valid and enforceable.

22.           Choice of Law and Venue.  This Agreement shall be governed by and construed according to the laws of the State of Ohio.  The exclusive venue for any claim related to this Agreement shall be the courts of Hamilton County, Ohio.

23.           Entire Agreement.  This Agreement represents the entire Agreement between the parties.  Any prior or contemporaneous agreement between the parties, either oral or written, concerning or related to the subject matter of this Agreement, is hereby replaced and superseded by this Agreement.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by its duly authorized representative, and Employee has hereunto set his hand, all as of the day and year first above written.

Thomas J. Linneman /s/ Thomas J. Linneman Signature February 3, 2015 Date	Cheviot Savings Bank By: /s/ Robert L. Thomas Title: Lead Independent Director Date: February 3, 2015